Exhibit 99.1

ViewRay Announces China NMPA Approval of its MRIdian® MRI-Guided Radiation Therapy for Cancer Patients
This approval expands MRIdian’s global reach and offers cancer patients a new radiation therapy option—MRIdian SMART
DENVER, CO, September 7, 2022—ViewRay, Inc. (NASDAQ: VRAY) today announced that the company’s MRIdian MRI-Guided Radiation Therapy System has received approval from the Chinese regulatory authority National Medical Products Administration (NMPA), allowing for its sale and utilization throughout China. This approval expands MRIdian’s global reach and offers cancer patients a new radiation therapy option, MRIdian Stereotactic MRI-Guided Adaptive Radiotherapy (SMART), allowing treatment that integrates diagnostic-quality MR imaging, on-table adaptive replanning, and continuous, real-time, soft tissue tracking and automated beam gating.
Recognizing the need to improve both social and economic development, China has put health at the core of policy making. Healthy China 2030 lays out China’s long-term approach to healthcare and shows its commitment to improving healthcare services across the country.1 There are about 4.6 million new cases of cancer diagnosed annually in China.2 The Healthy China 2030 initiative aims to increase the five-year survival rate of cancer patients by 15%.1
“With the increasing burden of cancer prevalence in China, we are excited to bring the benefits of MRIdian SMART to these patients,” said Paul Ziegler, ViewRay Chief Commercial Officer. “The availability of more treatment options, excellent treatment outcomes, reduced toxicity, and improved quality of life is an important advance for this market. The China NMPA approval not only supports our global expansion but also our goal of changing the paradigm of care in radiation oncology.”
The MRIdian system provides oncologists outstanding anatomical visualization through diagnostic-quality MR images and the ability to adapt a radiation therapy plan to the targeted cancer with the patient on the table. This combination allows physicians to define tight treatment margins to avoid unnecessary radiation exposure of vulnerable organs-at-risk and healthy tissue and allows the delivery of ablative radiation doses in five or fewer treatment sessions, without relying on implanted markers. By providing real-time continuous tracking of the target and organs-at-risk, MRIdian enables automatic gating of the radiation beam if the target moves outside the user-defined margins. This allows for delivery of the prescribed dose to the target, while sparing surrounding healthy tissue and critical structures, which results in minimizing toxicities typically associated with conventional radiation therapy.
To date, nearly 25,000 patients have been treated with MRIdian. Currently, 53 MRIdian systems are installed at hospitals around the world where they are used to treat a wide variety of solid tumors and are the focus of numerous ongoing research efforts. MRIdian has been the subject of hundreds of peer-reviewed publications, scientific meeting abstracts, and presentations. For a list of treatment centers, please visit: https://viewray.com/find-mridian-mri-guided-radiation-therapy/

1.Xiaodong, tan. (2017). Healthy china 2030: A Vision for Health Care - ISPOR. Retrieved August 11, 2022, from https://www.ispor.org/docs/default-source/publications/newsletter/commentary_health-care_china_2030.pdf
2.Incidence rates: 2020 GLOBOCAN database

Disclaimer
Nothing in this material is intended to provide specific medical advice or to take the place of written law or regulations.
Safety Statement
The MRIdian Linac System is not appropriate for all patients, including those who are not candidates for magnetic resonance imaging. Radiation treatments may cause side effects that can vary depending on the part of the body being treated. The most frequent ones are typically temporary and may include, but are not limited to, irritation to the respiratory, digestive, urinary, or reproductive systems; fatigue; nausea; skin irritation; and hair loss. In some patients, side effects can be severe. Treatment sessions may vary in complexity and duration. Radiation treatment is not appropriate for all cancers. You should discuss the potential for side effects and their severity as well as the benefits of radiation and magnetic resonance imaging with your doctor to make sure radiation treatment is right for you.
About ViewRay
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MRI-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, ViewRay's financial guidance for the full year 2022, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation, and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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ViewRay, Inc.
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